CONTRACT OF EMPLOYMENT

Between

Healthzone Limited (*the Company*) (ACN 118 715 772)

and

Garth Parker

This Agreement serves to set out terms and conditions of your employment and has effect from 20 June 2011 (***the Effective Date***).

1. Position

You are appointed to the position of Group Retail General Manager (**GRGM**) of the Healthzone Group (Australia). In this position, you will report to the Chief Executive Officer (**CEO**) and be employed by Healthzone Limited. (**the Company**)

2. Place of work and date of commencement

Your place of work will be at the Company's offices in Sydney, New South Wales. Your position may require a reasonable amount of travel both local and internationally. The date of commencement of your new position will be 20 June 2011.

3. Job Description

You shall perform such duties and exercise such power in relation to the Company and any related company duties which are appropriate to your office as GRGM and as are assigned to you from time to time by the Company. In particular you will:

(a) provide professional retail business management;

(b) oversee all Healthzone Ltd Group Retail (Aust) including;

- (c) Healthy Life Franchise (Aust);
- (d) Healthzone Company store network (Aust);

(e) provide business development services including;

- (f) continual business review;
- (g) develop business strategies;
- (h) undertake strategy execution;

(i) participate in Healthzone group management meetings;

(j) perform any retail related task as required from time to time by the CEO;

(k) unless prevented by ill-health or accident and except whilst on holidays devote a minimum of five (5) days per week to your employment duties;

(l) faithfully and diligently perform such duties and exercise such powers consistent with the position to which you are appointed;

(m) obey all reasonable and lawful directions of the Company; and

(n) to the best of your endeavours promote the business interests of the Company including so as to expand its businesses.

Rec'd 6/7/11

4. Total Base Remuneration

$163,500.00 per annum inclusive of superannuation. In addition an all-inclusive Motor Vehicle allowance of $1,250.00 ($15,000.00 per annum) will be paid monthly.

The monthly salary is paid by direct deposit into the bank account of your choice. Payment of wages is made on the 15th day of each month. Your Base Salary will be the agreed cash component of the base remuneration.

Remuneration will be reviewed annually on employment anniversary in line with Company policy and are assessed based on performance.

5. Superannuation

The Company will make superannuation contributions into a complying superannuation fund nominated by you, in the absence of you nominating a fund, a fund will be chosen by the Company.

6. Bonus

In addition to your salary, you have the opportunity to earn a Healthzone performance bonus based upon the achievement of agreed KPI's. All payments under the bonus are at the discretion of the Company. Your KPI's will be agreed with you annually before commencement of each anniversary year.

7. Hours of Work

The office hours are from 8.30am to 5.00pm Monday to Friday. Given the seniority of this position it is expected that to be successful it may be necessary to work a reasonable amount of additional hours and travel as required.

8. Travel

You shall make such journeys on the business of the Company as may be reasonably required and all expenses will be met by the Company. Premium Economy or Business Class (By approval) travel is provided for all flight times longer than 6 hours.

9. Leave

Leave is granted as follows:

Annual Leave

You will be entitled to paid annual leave in accordance with the National Employment Standards set out in the *Fair Work Act (Cth)* 2009 (***the Standards***).

- Without limiting the operation of the Standards, your entitlement to pro-rate annual leave 4 weeks per year.
- There is no annual leave loading payable.
- Annual leave may be taken in more than one period, in amounts and at times agreed with the Company.
- Salary for annual leave purposes, on termination of employment, will be the cash component of your remuneration only.
- While you are on leave you will continue to receive and accrue all other benefits.
- You are required to give 4 weeks' notice of your intention to take leave.

Personal (Sick / Carer's) Leave

- You will be entitled to paid Personal (sick / carer's) leave in accordance with the Standards.
- Without limiting the operation of the Standards, you will be entitled to pro-rate 10 days paid Personal (sick/carer's) leave per year.
- Personal leave is to be cumulative and will not be paid in lieu on termination.
- A medical certificate is required for any absence of more than two (2) consecutive days and single days before or after a Public Holiday.

Long Service Leave

- Your entitlement to long service leave accrues in accordance with the relevant state Act. Salary for long service leave purposes, on termination of employment, will be the cash component of your remuneration only.
- While you are on leave you will continue to receive and accrue all other benefits.

Other Leave

Leave for other purposes, including bereavement, parental, family, jury and special leave, shall be provided at not less than that required by the Standards.

10. Public Holidays

The days observed for public holidays are those proclaimed or gazetted by the state government for the relevant states.

11. Company Policies

You are required to comply with the Company's policies and procedures which are established and varied from time to time. These policies and procedures do not form part of your contract of employment. However, to the extent that they require you to do or refrain from doing any act, they constitute a direction from the Company that you must comply with or face possible disciplinary action (including the termination of your employment).

Please note that the Policies of the Company may be amended in accordance with the needs of the business and changes to relevant laws. The Policies of the Company are not contractual.

12. Harassment Policy

The Company is committed to providing an acceptable work environment for all employees and discourages any form of harassment.

13. Confidential Information

In the course of your employment you may receive information or trade secrets which the Company considers confidential. Disclosure of Company information without appropriate authorisation is prohibited during or after your employment with the Company. All information pertaining to the Company's operations is to be treated as confidential unless such information is made public by the Company.

In particular, you agree that the Company's books, records, files, systems, franchise arrangements and all other non-

public information relating to the Company, its business, clients and employees are proprietary in nature and contain trade secrets and shall be held in strict confidence by you and shall not, either during the term of this Agreement or after its termination be disclosed, directly or indirectly, to any third party, except to the extent such disclosure furthers the Company's business or as required by court order or other legal process. The trade secrets or other proprietary or confidential information referred to in this paragraph include, without limitation, all proposals to clients or potential clients, contracts, clients or potential client lists, fee policies, financial information, administration or marketing practices or procedures and all other information regarding the business of the Company and its clients not generally known to the public.

On the termination of this Agreement you are required to return to the Company all confidential information in material form, those parts of records or notes based on confidential information and all Company property, which is in your possession or control.

14. Termination

During your employment with Healthzone you may terminate the employment by giving one (1) months' notice of termination in writing. During this period you are required to undertake your normal duties and assist with transition of duties by attending in full to your employment activities as directed by the CEO i.e. no annual or long service leave may be taken during this period.

The Company may, at any time, terminate the employment by the provision of one (1) months' notice of termination. During any notice period you must work as directed by the CEO. Alternatively, you may be requested to remain ready, willing and able to work as directed from your home address. The Company may elect to make a payment in lieu of the notice period or any part of the notice period. All payments in lieu of notice will be calculated with reference to the base salary only.

Summary Dismissal

Despite any other provision of this Agreement, the Company may terminate your employment at any time without prior notice if you:

(a) commit any serious or persistent breach of any of the provisions of this Agreement;

(b) are guilty of any serious misconduct or wilful neglect in the discharge of your employment duties;

(c) engage in any conduct of a criminal nature (including but not limited to assault, theft and fraud) other than conduct which in the reasonable opinion of the Company does not affect your position as an employee.

15. Miscellaneous

The contents of this Agreement are confidential and each party must not, without the prior written consent of the other, disclose the contents or effect of this Agreement except as may be legally

required.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability and will not invalidate the remaining provisions of this Agreement prior affect the validity or enforceability of that provision in any other jurisdiction.

This Agreement is governed by and shall be construed in accordance with the law of New South Wales.

Each party irrevocably and unconditionally:

(a) submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b) waives any claim or objection based on absence.

Executed as an agreement

Signed for and on behalf of
Healthzone Limited (ACN 118 715 772)
by its duly authorised representative
in the presence of:

Signature of witness	Signature of authorised representative
ELLEN VRINGER	PETER ROACH
Name of witness (please print)	Name of authorised representative (please print)

Signed by
Garth Parker
in the presence of:

Signature of witness	Signature of **Garth Parker**
ELLEN VRINGER	
Name of witness (please print)	